Exhibit 99.1


         U.S. Physical Therapy Reports Fourth Quarter and 2005 Results;
                          Company Reports Record Year


     HOUSTON--(BUSINESS WIRE)--March 2, 2006--U.S. Physical Therapy, Inc. (NASDAQ:USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the year and fourth quarter ended December 31, 2005.
     For the year 2005, net earnings were $8.8 million, an increase of 31.6% from $6.7 million for 2004. Earnings per share for 2005 were $0.73 per diluted share, an increase of 35.2% from $0.54 per diluted share in 2004.
     Chris Reading, Chief Executive Officer, stated "We are pleased with the progress U.S. Physical Therapy made in 2005. The Company set new records for patient visits, revenue, net income, EBITDA and earnings per share. We opened 28 new clinics in 2005, adding 13 new partners. In the fourth quarter we opened 10 new clinics including 7 new partners. Our pipeline of new partner candidates is excellent and we expect clinic openings in 2006 to exceed the 2005 total."

     2005 Year as compared to 2004 Year

     -- Net revenue rose 11.7% to $132.1 million from $118.3 million due to an 11.7% increase in patient visits to 1,348,000 and an increase of $0.10 in net patient revenue per visit to $96.50 from $96.40.

     -- Clinic operating costs were 73.3% of net revenue versus 72.3% for the prior year. Corporate office costs were 12.4% of net revenue versus 14.2%.

     -- Net income increased 31.6% to $8.8 million from $6.7 million. Earnings per share increased to $0.73 per diluted share from $0.54.

     -- Same store visits for clinics open for one year or more increased 6.0%. The net rate per visit for those clinics increased 0.4%, resulting in a same store revenue increase of 6.5%.

     U.S. Physical Therapy's net earnings for the fourth quarter of 2005 were $1.6 million or $0.14 per diluted share as compared to $1.8 million or $0.15 per diluted share reported for the fourth quarter of 2004. In the fourth quarter of 2005 the Company incurred $400,000 in costs and losses associated with the closing of eight clinics.
     Larry McAfee, Chief Financial Officer said, "Even though 2005 was an excellent year the Company's fourth quarter earnings were less than anticipated. Three factors impacted fourth quarter results. First, patient visits, which had been on budget throughout the quarter, fell significantly the last two weeks of the year due to a combination of bad weather and a more significant holiday season slowdown than expected, resulting in the total visit count for the month and quarter coming in at 2,800 less than we expected. The decline appears to have been confined to the holiday period as patient visits have since rebounded nicely and year-to-date are ahead of the same period last year. Second, in conjunction with the 2006 budget process, management performed a thorough review of all of the Company's clinics. Based on that analysis, we decided to close eight underperforming clinics which had pre-tax closure costs and operating losses in the quarter of $400,000. Though this action negatively impacted fourth quarter financial results, management believes that it is the right long-term decision as the closed clinics were projected to continue to be a financial drain. Third, there continues to be a tight market for licensed physical therapists which has resulted in increased wage rates across the sector. Higher therapist salary costs cut into our fourth quarter operating margin by about three percentage points as compared to the comparable period in 2004 but one point of the increase was offset by lower rent, clinic supplies and other costs."

     Fourth Quarter 2005 as compared to Fourth Quarter 2004

     -- Net revenue rose 12.2% to $33.5 million from $29.9 million primarily due to a 13.0% increase in patient visits to 344,000 from 304,000 offset by a decrease of $0.75 in net patient revenue per visit from $96.67 to $95.92.

     -- Clinic operating costs were 76.2% of net revenue as compared to 72.5%. The current year quarter operating costs include a pre tax charge of $.4 million in closure costs and operating losses related to eight closed clinics. Corporate office costs as a percentage of net revenue were 12.4%, down from 13.6% last year.

     -- Net income for the quarter decreased 10.5% to $1.6 million from $1.8 million. Earnings were $0.14 per diluted share for the fourth quarter 2005 as compared to $0.15 for the same period in 2004.

     -- Same store revenue for clinics open for one year or more increased 2.7% primarily due to same store visits increasing 3.1% offset by the net rate per visit for those clinics decreasing 0.4%.

     The Company closed the year with $15.0 million in cash and investments. Net of acquired clinics seller notes of $727,000 the adjusted cash balance was approximately $14.3 million or $1.18 per diluted share. EBITDA after minority interest expense grew by 22.0% from $15.0 million in 2004 to $18.2 million in 2005 as per the Reconciliation of Non-GAAP Financial Measures - EBITDA schedule attached.
     Mr. McAfee stated "We continue to buy back stock under the Company's share repurchase program." In the fourth quarter the Company acquired 165,900 common stock shares at prices ranging from $16.16 to $18.15 for an average price during the period of $17.40. For the full year 2005 the Company purchased 489,282 of its common stock shares at prices ranging from $13.53 to $18.40 for an average price of $16.30.
     This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. The attached financial summary contains a schedule which reconciles these measures to the most directly comparable GAAP measures. These non-GAAP financial measures may be considered in addition to, not as a substitute for the financial measures prepared in accordance with GAAP (generally accepted accounting principles).
     U.S. Physical Therapy's management will host a conference call at 10:00 am Eastern Time, 9:00 am Central Time on March 2, 2006 to discuss the Company's fourth quarter and year 2005 results. Interested parties may participate in the call by dialing 800-938-0653 or 973-321-1100 and enter reservation number 6972897 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

     Forward-Looking Statements

     This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as "believes", "expects", "intends", "plans", "appear", "should" and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

     --   revenue and earnings expectations;

     -- general economic, business, and regulatory conditions including federal and state regulations;

     --   availability of qualified physical and occupational therapists;

     -- the failure of our clinics to maintain their Medicare certification status or changes in Medicare guidelines;

     -- competitive and/or economic conditions in our markets which may require us to close certain clinics and thereby incur closure costs and losses including the possible write-off or write-down of goodwill;

     --   changes in reimbursement rates or methods from third party payors including government agencies and deductibles and co-pays owed by patients;

     --   maintaining adequate internal controls;

     --   availability, terms, and use of capital;

     --   future acquisitions;

     --   weather and other seasonal factors.

     Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

     About U.S. Physical Therapy, Inc.

     Founded in 1990, U.S. Physical Therapy, Inc. operates 286 outpatient physical and/or occupational therapy clinics in 37 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for four consecutive years in Forbes Magazine's Best 200 Small Companies List.
     More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

     (See Attached Tables)


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                              Three Months Ended      Year Ended
                                 December 31,        December 31,
                              ------------------- -------------------
                                2005      2004      2005      2004
                              --------- --------- --------- ---------
                                  (unaudited)         (unaudited)

Net patient revenues           $32,968   $29,413  $130,030  $116,295
Management contract revenues       508       421     2,022     1,968
Other revenues                      20        21        70        45
                              --------- --------- --------- ---------
Net revenues                    33,496    29,855   132,122   118,308

Clinic operating costs:
  Salaries and related costs    17,677    14,800    67,567    59,053
  Rent, clinic supplies and
   other                         7,107     6,722    27,197    24,929
  Provision for doubtful
   accounts                        421       266     1,446     1,293
                              --------- --------- --------- ---------
                                25,205    21,788    96,210    85,275

  Closure costs and
   impairment charge               248      (125)      514       690
  Loss (gain) on sale or
   disposal of fixed assets         67        (9)       90      (452)

Corporate office costs           4,156     4,050    16,425    16,802
                              --------- --------- --------- ---------

Operating income                 3,820     4,151    18,883    15,993
Other income (expense):
  Interest income (expense),
   net                              90        81       361       146
  Loss in unconsolidated
   joint venture                   (16)       --       (34)       --
  Minority interests in
   subsidiary limited
   partnerships                 (1,245)   (1,307)   (4,908)   (5,362)
                              --------- --------- --------- ---------
                                (1,171)   (1,226)   (4,581)   (5,216)

Income before income taxes       2,649     2,925    14,302    10,777
Provision for income taxes       1,027     1,112     5,511     4,099
                              --------- --------- --------- ---------

Net income                      $1,622    $1,813    $8,791    $6,678
                              ========= ========= ========= =========

Basic earnings per common
 share (Note 1)                  $0.14     $0.15     $0.74     $0.56
                              ========= ========= ========= =========
Diluted earnings per common
 share (Note 1)                  $0.14     $0.15     $0.73     $0.54
                              ========= ========= ========= =========



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                    CONSOLIDATED EARNINGS PER SHARE
                 (In thousands, except per share data)

Note 1: The following table sets forth the computation of basic and diluted earnings per share:

                              Three Months Ended      Year Ended
                                 December 31,        December 31,
                              ------------------- -------------------
                                2005      2004      2005      2004
                              --------- --------- --------- ---------
                                  (unaudited)         (unaudited)
Numerator:
  Net income                    $1,622    $1,813    $8,791    $6,678
                              --------- --------- --------- ---------
  Numerator for basic
   earnings per share            1,622     1,813     8,791     6,678
  Effect of dilutive
   securities:
  Interest on convertible
   subordinated notes payable       --        --        --        45
                              --------- --------- --------- ---------
  Numerator for diluted
   earnings per share ---
   income available to common
   stockholders after
   assumed conversions          $1,622    $1,813    $8,791    $6,723
                              ========= ========= ========= =========
Denominator:
  Denominator for basic
   earnings per share ---
   weighted-average shares      11,836    12,348    11,923    11,916
  Effect of dilutive
   securities:
  Stock options                    149       158       152       262
  Convertible subordinated
   notes payable                    --        --        --       253
                              --------- --------- --------- ---------
  Dilutive potential common
   shares                          149       158       152       515
                              --------- --------- --------- ---------


  Denominator for diluted
   earnings per share ---
   adjusted weighted-average
   shares and assumed
   conversions                  11,985    12,506    12,075    12,431
                              ========= ========= ========= =========

  Basic earnings per common
   share                         $0.14     $0.15     $0.74     $0.56
                              ========= ========= ========= =========
  Diluted earnings per common
   share                         $0.14     $0.15     $0.73     $0.54
                              ========= ========= ========= =========




             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
          (In thousands, except share and per share amounts)

                                             December 31, December 31,
                                                2005         2004
                                             ------------ ------------
                                             (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $15,002      $20,553
  Patient accounts receivable, less allowance
   for doubtful accounts of $1,621 and
   $2,447, respectively                           19,661       17,669
  Accounts receivable -- other                       761          549
  Other current assets                             1,428        1,835
                                             ------------ ------------
          Total current assets                    36,852       40,606
Fixed assets:
  Furniture and equipment                         23,010       22,781
  Leasehold improvements                          14,556       13,912
                                             ------------ ------------
                                                  37,566       36,693
  Less accumulated depreciation and
   amortization                                   23,825       23,043
                                             ------------ ------------
                                                  13,741       13,650
Goodwill                                          14,339        6,127
Other assets                                       1,587        1,225
                                             ------------ ------------
                                                 $66,519      $61,608
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade                       $1,721       $1,181
  Accrued expenses                                 5,150        4,367
  Notes payable                                      244           70
                                             ------------ ------------
          Total current liabilities                7,115        5,618
Notes payable -- long-term portion                   483           --
Deferred rent                                      1,263        1,518
Other long-term liabilities                        1,159          982
                                             ------------ ------------
          Total liabilities                       10,020        8,118
Minority interests in subsidiary limited
 partnerships                                      3,024        3,311
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, 500,000
   shares authorized, no shares issued and
   outstanding                                        --           --
  Common stock, $.01 par value, 20,000,000
   shares authorized, 13,645,167 and
   13,436,557 shares issued at December 31,
   2005 and 2004, respectively                       136          134
  Additional paid-in capital                      35,037       32,534
  Retained earnings                               44,408       35,617
 Treasury stock at cost, 1,809,785 and
  1,320,503 shares held at December 31, 2005
  and 2004, respectively                         (26,106)     (18,106)
                                             ------------ ------------
          Total shareholders' equity              53,475       50,179
                                             ------------ ------------
                                                 $66,519      $61,608
                                             ============ ============



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                    Year Ended
                                                   December 31,
                                             -------------------------
                                                2005         2004
                                             ------------ ------------
                                             (unaudited)  (unaudited)
Operating activities
  Net income                                      $8,791       $6,678
  Depreciation and amortization                    4,308        4,322
  (Gain) Loss on sale or disposal of fixed
   assets                                            201         (154)
  Minority interest in earnings                    4,908        5,362
  Provision for doubtful accounts                  1,446        1,293
  Tax benefit from exercise of options               705        1,634
  Impairment charge - goodwill                       145           --
  Deferred income taxes                               44          146
  Recognition of deferred rent subsidies            (391)        (350)
  Other                                               45           --
  Changes in working capital                      (1,950)      (1,047)
                                             ------------ ------------
      Net cash provided by operating
       activities                                 18,252       17,884

Investing activities
  Purchase of fixed assets                        (4,527)      (4,970)
  Acquisition of minority interests,
   included in goodwill                           (1,513)        (504)
  Purchase of businesses                          (6,321)          --
  Proceeds on sale of fixed assets                   178          515
                                             ------------ ------------
     Net cash used in investing activities       (12,183)      (4,959)
Financing activities
  Payment of notes payable                          (153)         (52)
  Repurchase of common stock                      (8,000)      (5,584)
  Proceeds from exercise of stock options          1,800        1,771
  Distributions to minority investors             (5,267)      (5,329)
                                             ------------ ------------
     Net cash used in financing activities       (11,620)      (9,194)

         Change in cash and cash equivalents     $(5,551)      $3,731
                                             ============ ============



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
        RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - EBITDA
                            (In thousands)

                                                    Year Ended
                                                    December 31,
                                                 2005         2004
                                             -------------------------
Net revenues                                    $132,122     $118,308

Net income                                         8,791        6,678

Adjustments:
Depreciation and amortization                      4,308        4,322
Minority interest in subsidiary limited
 partnerships                                      4,908        5,362
Interest income, net of interest expense            (361)        (146)
Provision for income taxes                         5,511        4,099
                                             ------------ ------------
    EBITDA before minority interests              23,157       20,315
    EBITDA before minority interests as a %
     of revenues                                    17.5%        17.2%

Minority interest in subsidiary limited
 partnerships                                      4,908        5,362
                                             ------------ ------------
   EBITDA                                         18,249       14,953
   EBITDA as of % of net revenues                   13.8%        12.6%




             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                 RECAP OF CLINIC DEVELOPMENT ACTIVITY

                                                              Number
                                                                of
                             Opened  Closed  Sold   Acquired  Clinics
                            ------- ------- ------- -------- ---------
As of December 31, 2004                                           264

First Quarter 2005, March
 31, 2005                        6      --      (1)      --       269

Second Quarter 2005, June
 30, 2005                        7      (1)     (1)       3       277

Third Quarter 2005,
 September 30, 2005              5      --      --       --       282

Fourth Quarter 2005,
 December 31, 2005              10      (8)     --        2       286
                            ------- ------- ------- -------- ---------

Year 2005, December 31, 2005    28      (9)     (2)       5       286
                            ======= ======= ======= ======== =========


    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee or Chris Reading, 713-297-7000 or
             DRG&E
             Investors Relations:
             Jack Lascar, 713-529-6600